Exhibit 99.1

FOR IMMEDIATE RELEASE	October 25, 2005

Gregg Appliances, Inc. Announces Organizational Changes

INDIANAPOLIS, INDIANA – October 25, 2005 – Gregg Appliances, Inc. (hhgregg) announces the naming of Don Van der Wiel to the position of Chief Financial Officer effective October 31, 2005. Mr. Van der Wiel will be replacing Michael D. Stout, who has been promoted to Chief Administrative Officer effective October 31, 2005.

Mr. Van der Wiel served as Vice President of Finance for Buffets Holdings, Inc. from 2004 to the present and as Vice President, Controller from 2001 to 2004 overseeing the accounting and finance departments of the Company. Buffets Holdings, Inc. is an operator of approximately 370 buffet restaurants primarily operated under the names of Old Country Buffet and HomeTown Buffet with annual sales of $927 million. Mr. Van der Wiel also served as Controller from 1999 to 2001 of Things Remembered, Inc., a specialty retail chain that is a subsidiary of publicly traded Cole National Corporation. From 1997 to 1999, Mr. Van der Wiel served as Vice President of Finance for the retail division of The William Carter Company, a children’s apparel retailer. Mr. Van der Wiel also served in various financial capacities from 1989 to 1997 at Sears, Roebuck and Co.

Mr. Stout, a 27-year veteran of the Company, has held the office of Chief Financial Officer since 1997 to the present while also overseeing the operations of the Company. As Chief Administrative Officer, Mr. Stout will devote his full time overseeing the operations of the Company.

Additional Information

All questions and inquiries for further information should be directed to Dennis May, President and Chief Operating Officer of Gregg Appliances, Inc. He can be reached via telephone at (317) 848-8710.

About hhgregg

hhgregg is a leading specialty retailer of premium video products, including digital televisions and home theatre systems, brand name appliances, audio products and accessories. hhgregg currently operates 65 retail stores in Ohio, Indiana, Georgia, Tennessee, Kentucky, North Carolina, South Carolina and Alabama.

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